Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-221149 on Form S-3 and Nos. 333-213703 and 333-228922 on Forms S-8 of FB Financial Corporation for First Bank 401(k) Savings Plan and Trust of our report dated June 29, 2021, relating to our audit of the financial statements and supplemental schedule of First Bank 401(k) Savings Plan and Trust, which appears in this Annual Report on Form 11-K of First Bank 401(k) Savings Plan and Trust for the year ended December 31, 2020.

/s/ Horne LLP
Memphis, Tennessee
June 29, 2021